Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRECISION THERAPEUTICS, INC.

Precision Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 27, 2000.

2. This Third Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, and, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been duly adopted by the Board of Directors and stockholders of the Corporation.

3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows (the “Restated Certificate”):

ARTICLE 1

The name of the Corporation is Precision Therapeutics, Inc. (the “Corporation”).

ARTICLE 2

The registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

A. CLASSES OF STOCK

1. Authorized Capital. The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be 93,579,807 shares, consisting of (a) 55,000,000 shares of common stock, par value $0,001 per share (“Common Stock”) and (b) 38,579,807 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 15,591,767 shares shall be designated Series A1 Preferred Stock (the “Series A1 Preferred Stock”) and 4,669,858 shares shall be designated Series A3

Preferred Stock (the “Series A3 Preferred Stock,” and together with the Series A1 Preferred Stock, the “Series A Preferred Stock”), and of which 18,318,182 shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Series Preferred Stock”)

B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK AND PREFERRED STOCK.

The rights, preferences, privileges, and restrictions granted to and imposed upon the Common Stock and the Preferred Stock are as follows:

1. Dividends.

(a) The holders of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cash dividends (the “Series B Dividends”) at a rate per share per annum of 8% of the Original Series B Issue Price (as hereinafter defined) (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events). Dividends on the Series B Preferred Stock shall be cumulative and shall accrue on a daily basis from the date of issuance of each such share whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Series B Dividends shall be payable when and if declared by the Corporation’s Board of Directors (the “Board of Directors”). Dividends on the Series B Preferred Stock shall be in preference and priority to any declaration or payment of any dividend on either or both of the Series A Preferred Stock and Common Stock. No cash dividend shall be declared, set apart or distributed on the Series A Preferred Stock or Common Stock unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof set apart for such payment on the Series B Preferred Stock.

(b) Notwithstanding anything to the contrary contained herein, in the event the Corporation shall declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in cash, securities of the Corporation other than shares of Common Stock, or other assets of the Corporation, then, and in each such event, the holders of Series B Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the cash, securities or such other assets of the Corporation which such holders would have received had their shares of Series B Preferred Stock been converted into Common Stock, in the manner hereinafter set forth, immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

(c) Subject to Sections 1(a) and 2(a), the holders of each series of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cash dividends (collectively, the “Series A Dividends”) at a rate per share per annum of 6% of the applicable Original Series A Issue Price (as hereinafter defined) (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events). The Series A1 Preferred Stock and Series A3 Preferred Stock shall rank pari passu with respect to Series A Dividends and shall be in preference and priority to any payment of any dividend on the Common Stock. Series A Dividends shall be cumulative and shall accrue on a daily basis from the date of issuance of each such share whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series A Dividends shall only be paid to the holders of Series A Preferred Stock upon the occurrence of a Liquidation Event as described below. Such dividends may be delayed or waived at any time, in whole or in part, with the consent of the holders of 65% of the Series A Preferred Stock, voting together as a single class.

(d) Subject to Sections 1(a) and 1(c), the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation.

(a) Subject to Section 2(a)(i), in the event of any Liquidation Event (as defined in Section 2(d) below), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to 100% of the Original Series B Issue Price (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) for each outstanding share of Series B Preferred Stock, plus an amount equal to all accrued but unpaid Series B Dividends, whether or not the Series B Dividends have been declared by the Board of Directors (collectively, as may be adjusted to Section 2(a)(i), the “Series B Preference Amount”). If upon the occurrence of a Liquidation Event the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the Series B Preference Amount each such holder is otherwise entitled to receive.

(i) If, by the 12 month anniversary of the effective date of this Restated Certificate, the Corporation fails to achieve the Milestone (as defined in, and determined in accordance with, the Series B Stock Purchase Agreement dated February 16, 2006, by and among the Corporation and the purchasers named therein), then, in the event of any Liquidation Event occurring on or after such date, the Series B Preference Amount that the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, shall be an amount per share equal to 120% of the Original Series B Issue Price (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) for each outstanding share of Series B Preferred Stock, plus an amount equal to all accrued but unpaid Series B Dividends, whether or not the Series B Dividends have been declared by the Board of Directors. Thereafter, on the last day of each six month period during which the Milestone has not been achieved, the Series B Preference Amount shall increase by ten percent of the Original Series B Issue Price (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events), but in no event shall the Series B Preference Amount exceed the sum of 160% of the Original Series B Issue Price (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) plus an amount equal to all accumulated but unpaid dividends whether or not declared by the Board of Directors.

(b) After the payment in full of the Series B Preference Amount set forth in Section 2(a), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to 100% of the applicable Original Series A Issue Price (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) for each outstanding share of Series A Preferred Stock, plus an amount equal to all accrued but unpaid dividends (collectively, the “Series A Preference Amount”). If, after the payment in full of the Series B Preference Amount, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) After the payment of all preferential amounts required to be paid to the holders of Series Preferred Stock under Sections 2(a) and 2(b), upon the occurrence of a Liquidation Event, the holders of the then outstanding shares of Common Stock and Series B Preferred Stock shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, pro rata based on the number of shares of Common Stock held by each such holder, provided that each holder of Series D Preferred Stock shall be deemed for this purpose to hold that number of shares of Common Stock into which such holder’s shares of Series B Preferred Stock were convertible immediately prior to the Liquidation Event.

(d) For purposes of this Agreement, a “Liquidation Event” shall mean the occurrence of any of the following events: (i) the Corporation is wound up or liquidated, whether voluntary or otherwise; (ii) unless waived by the holders of 67% of the Series Preferred Stock on an as converted basis voting together as a class, a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, including, without limitation, intangible assets; (iii) unless waived by the holders of 67% of the Series Preferred Stock on an as converted basis voting together as a class, the effectuation by the Corporation of a transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transaction or series of transactions own less than a majority of the voting shares of the Corporation immediately following such transaction or series of transactions (by merger, consolidation or otherwise); or (iv) the dissolution of the Corporation. The Corporation shall be required to provide 15 days’ prior written notice of a Liquidation Event to the holders of the Series Preferred Stock. Each holder of Series Preferred Stock shall have the right to elect the benefits of the provisions of Section 3 in lieu of receiving payment in a Liquidation Event pursuant to this Section 2; provided, however, that with respect to (ii) and (iii) above, each holder of Series Preferred Stock shall have the right to elect the benefits of the provisions of Section 3 in lieu of receiving payment in a Liquidation Event pursuant to this Section 2 only if the Liquidation Event has not been waived. Any holder of Series Preferred Stock who elects the benefits of the provisions of Section 3 in lieu of receiving payment in a Liquidation Event pursuant to this Section 2 and intends to actually convert his shares of Series Preferred Stock pursuant to Section 3 shall be required to provide the Corporation with written notice 7 days’ prior to such election. This Restated Certificate does not grant any right to any holder of Series Preferred Stock to receive or continue to hold preferred stock of the surviving entity in any merger or consolidation that constitutes a deemed liquidation, dissolution or winding up of the Corporation.

(e) To the extent any distribution pursuant to Sections 2(a) and 2(b) consists of property other than cash, the value thereof shall, for purposes of Sections 2(a) and 2(b), be determined as follows:

(i) insofar as it consists of cash, such consideration shall be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for the satisfaction of indebtedness, accrued interest or accrued dividends; and

(ii) insofar as it consists of property other than cash, such consideration shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors.

(f) Any holder of the Series Preferred Stock may, at his, her or its option, convert all or a portion of his, her or its share(s) of Series Preferred Stock into shares of Common Stock upon a Liquidation Event and thereby be entitled to receive distributions with the holders of, and in respect of, the Common Stock in lieu of receiving distributions with the holders of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, with respect to such share(s). Such election may be made contingent upon the actual occurrence/consummation of such Liquidation Event.

(g) To the extent that any dividends with respect to any Series Preferred Stock are accrued and unpaid immediately prior to any Liquidation Event, upon the payment of all amounts required to be paid under Sections 2(a) or 2(b) in respect of such Liquidation Event, including, without limitation, the Series B Preference Amount and Series A Preference Amount, the accrued and unpaid dividends shall be forgiven and shall no longer be payable by the Corporation to any holder of Series Preferred Stock or otherwise in respect of any Series Preferred Stock; provided, however, such forgiveness shall not reduce or otherwise affect the amount of accrued and unpaid dividends for purposes of the calculations set forth in Sections 2(a) or 2(b) hereof.

3. Conversion. The holders of Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, (i) in the case of the Series A1 Preferred Stock, $1.00 (the “Original Series A1 Issue Price”) by the Series A1 Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series A3 Preferred Stock, $1.00 (the “Original Series A3 Issue Price”) by the Series A3 Conversion Price in effect at the time of conversion, and (iii) in the case of the Series B Preferred Stock, $1.10 (the “Original Series B Issue Price”) by the Series

B Conversion Price in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series Al Preferred Stock without the payment of additional consideration by the holder thereof (the “Series A1 Conversion Price”) shall initially be $1.00 per share. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A3 Preferred Stock without the payment of additional consideration by the holder thereof (the “Series A3 Conversion Price”) shall initially be $1.00 per share. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the “Series B Conversion Price”) shall initially be $1.10 per share. (The Series Al Conversion Price, the Series A3 Conversion Price and the Series B Conversion Price are sometime referred to collectively as the “Conversion Prices” and individually as the “Conversion Price”). Such initial Conversion Price, and the rate at which shares of Series Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation, at its election, shall either (i) pay cash equal to the product (calculated to the nearest cent) of such fraction and the then fair market value of one share of Common Stock, or (ii) issue one whole share of Common Stock for each fractional share to which the holder would otherwise be entitled.

(c) Mechanics of Conversion.

(i) In order for a holder of Series Preferred Stock to convert shares of Series Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock, at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert to Common Stock all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the applicable Conversion Date, issue and deliver at such office to such holder of Series Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred Stock. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable Conversion Price.

(iii) On the Conversion Date, all shares of Series Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights in respect of the shares of Series Preferred Stock so converted, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

(iv) If the conversion is in connection with all underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series Preferred Stock for conversion, be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean, with respect to a particular Series of Series Preferred Stock, the date on which a share of such Series of Series Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(1) upon the conversion of shares of Series Preferred Stock or as a dividend or distribution on Series Preferred Stock;

(2) as part of the consideration payable in the acquisition of another entity or business, or the acquisition of one or more assets by the Corporation by merger, purchase or other reorganization approved by the Board of Directors;

(3) to directors or employees of, or consultants to, the Corporation pursuant to option plans, employment agreements, incentive plans or other similar agreements, in each case, approved by the Board of Directors (not to exceed 6,485,174 shares in the aggregate);

(4) pursuant to a Public Offering (as hereinafter defined) approved by the Board of Directors; and

(5) up to 2,165,888 shares of Common Stock issued or issuable upon exercise of warrants issued prior to the date hereof; and

(6) up to 136,364 shares of Common Stock issued or issuable upon exercise of warrants issued following the date hereof in connection with debt financing arrangements of the Company.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Section 3(d)(v) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities for Additional Shares of Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities for Additional Shares of Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued.

(A) No further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, only the Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (C) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustments previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection 3(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the provisions of Section 3(d)(iii) above, in the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii), but excluding shares issued as a dividend or distribution as provided in Section 3(f) or upon a stock split or combination as provided in Section 3(e)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced (unless, solely with respect to the Series A Preferred Stock, such reduction has been waived by the holders of at least 65% of the issued and outstanding shares of Series A Preferred Stock, or solely with respect to the Series B Preferred Stock, such reduction has been waived by the holders of at least 60% of the issued and outstanding shares of Series B Preferred Stock), concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction.

(A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued;

provided that for the purposes of this subsection 3(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock shall be deemed to be issued pursuant to subsection 3(d)(iii) above, such Additional Shares of Common Stock shall be deemed to be outstanding. Notwithstanding the above, no adjustment shall be made to any Conversion Price due to the adjustment of any other Conversion Price related to the issuance of Additional Shares of Common Stock below such Conversion Price. Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(vi) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(vii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective when the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock (other than as otherwise adjusted in this Section 3), then and in each such event provision shall be made so that the holders of Series Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period (subject to all other adjustments called for during such period under this Section 3), under this paragraph with respect to the rights of the holders of Series Preferred Stock.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series Preferred Stock immediately before that change.

(i) Adjustment for Merger or Reorganization or Sale of Assets. Subject to Section 2, in case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the

Corporation to another corporation, each share of Series Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interest thereafter of the holders of Series Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series Preferred Stock.

(j) No Impairment. The Corporation will not, by amendment of this Third Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series Preferred Stock against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Conversion Prices then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series Preferred Stock.

(l) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken of the purpose of such dividend or distribution.

(m) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given 3 business days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

4. Mandatory Conversion.

(a) Series A Preferred Mandatory Conversion Event. All shares of Series A Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective conversion rate pursuant to Section 3, upon

(i) the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering of the Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, where the gross proceeds to the Corporation are at least $30,000,000 and the price per share is at least $3.30, subject to adjustment to reflect stock splits, stock dividends, reverse stock splits, recapitalizations, combinations or other similar events (a “Series A Public Offering”), or (ii) the vote, in favor of conversion, of the holders of 65% of the then outstanding shares of Series A Preferred Stock, voting together as a single Class (the “Series A Conversion Consent”).

(b) Series B Preferred Mandatory Conversion Event. All shares of Series B Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective conversion rate pursuant to Section 3, upon (i) the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering of the Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, where the gross proceeds to the Corporation are at least $30,000,000 and the price per share is at least $3.30, subject to adjustment to reflect stock splits, stock dividends, reverse stock splits, recapitalizations, combinations or other similar events (a “Series B Public Offering”), or (ii) the vote, in favor of conversion, of the holders of 60% of the then outstanding shares of Series B Preferred Stock, voting together as a single class (the “Series B Conversion Consent”).

(c) Procedure. In the event of a mandatory conversion pursuant to Section 4(a) or 4(b), the outstanding shares of Series Preferred Stock for which such conversion is required shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Such conversion shall be deemed to have been made on the date of closing of the Series A or Series B Public Offering, as the case may be, or the date on which the Corporation receives the Series A or Series B Conversion Consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. On the date fixed for conversion, all rights with respect to the Series Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series Preferred Stock has been converted (with any fractional share being paid in cash or rounded to the next whole share pursuant to Section B.3(b) of this Article 4). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series Preferred Stock, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash, if any, in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(d) Retirement and Cancellation of Shares. All certificates evidencing shares of Series Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Series Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

5. Status of Converted Stock. In the event any shares of Series Preferred Stock shall be converted pursuant to Section 3 or Section 4 hereof, the shares so converted shall be canceled and shall not be reissuable by the Corporation.

6. Voting Rights.

(a) Common Stock. Each outstanding share of Common Stock shall entitle its holder to one vote, and to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. The holders of outstanding shares of Common Stock shall be entitled to vote upon such matters and in such manner as may be provided by law.

(b) Series Preferred Stock. Each outstanding share of Series Preferred Stock shall entitle its holder to the number of votes that equals the number of whole shares of Common Stock into which such share of Series Preferred Stock is then convertible in accordance with Section 3 hereof. With respect to such vote, the holders of outstanding shares of Series Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. In addition, the holders of outstanding shares of Series Preferred Stock shall be entitled to vote separately as a class on the matters set forth in Section 8 hereof. The holders of outstanding shares of Series Preferred Stock shall be entitled to notice of any stockholders’ meeting that is provided to holders of Common Stock in accordance with the bylaws of the Corporation.

7. Board of Directors.

(a) The Board of Directors shall consist of no more than seven (7) members:

(i) So long as any shares of Series B Preferred Stock remain outstanding, the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, shall have the right to elect two (2) members of the Board of Directors (the “Series B Directors”) and to remove from office, with or without cause, any Series B Director;

(ii) So long as any shares of Series A Preferred Stock remain outstanding, the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, shall have the right to elect two (2) members of the Board of Directors (the “Series A Directors”) and to remove from office, with or without cause, any Series A Director;

(iii) The holders of a majority of the then outstanding Common Stock, voting as a separate class, shall have the right to elect one (1) member of the Board of Directors (the “Common Stock Director”) and to remove from office, with or without cause, such Common Stock Director;

(iv) The remaining two (2) members of the Board of Directors (the “Combined Directors”) shall be elected by the holders of a majority of the then outstanding shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock, voting together as a single class; and

(v) If no shares of Preferred Stock remain outstanding, all members of the Board of Directors shall be elected by the holders of a majority of the then outstanding shares of Common Stock.

(b) At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of the Series B Directors, (ii) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of the Series A Directors, (iii) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of the Common Stock then outstanding shall constitute a quorum of the Common Stock for the election of the Common Stock Director and for the election of all directors in the event no Preferred Stock is then outstanding and (iv) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of the Common Stock, Series A Preferred Stock and Series B Preferred Stock then outstanding, voting as a single class, shall constitute a quorum for the election of the Combined Director.

(c) A vacancy of: (i) any Series B Director position shall be filled only by the vote of the holders of Series B Preferred Stock as provided above in Section 7(a)(i) above, (ii) any Series A Director position shall be filled only by the vote of the holders of Series A Preferred Stock as provided above in Section 7(a)(ii) above, (iii) the Common Stock Director position shall be filled only by the vote of the holders of the Common Stock as provided above in Section 7(a)(iii) above, (iv) any Combined Director position shall be filled only by the affirmative vote of the Series B Directors, Series A Directors and Common Director as provided above in Section 7(a)(iv) above.

8. Protective Provisions. The Corporation shall not, without the prior written consent or affirmative vote of the holders of at least 67% of the outstanding shares of Series Preferred Stock, on an as converted basis, given in writing or by vote at a meeting, consenting or voting, as the case may be, together as a single class:

(a) Effect a Liquidation Event; or

(b) Alter the rights, preferences or privileges of the Series Preferred Stock, including pursuant to any merger, consolidation or otherwise; or

(c) Create any new class or series of stock, or any other equity securities, or any other securities convertible into equity securities of the Corporation, in each such case having a preference over, or being on a parity with, the Series Preferred Stock or any series thereof; or

(d) Authorize or issue any shares of capital stock or rights to acquire shares of capital stock, other than options, warrants or restricted stock grants approved by the Board of Directors or the Compensation Committee of the Board of Directors; or

(e) Increase the number of authorized shares of Series Preferred Stock or Common Stock; or

(f) Increase the number of shares of Common Stock reserved for issuance under the Corporation’s Stock Option Plan beyond 6,485,174 shares (subject to adjustment for stock splits, stock dividends, recapitalizations and other similar events); or

(g) Issue debt that would increase the Corporation’s total indebtedness by more than $100,000 in any fiscal year, or issue any debt with equity conversion provisions or warrants, or guarantee, directly or indirectly, any indebtedness; or

(h) Take any action that reclassifies any outstanding shares into shares having preferences or priority as to dividend, liquidation, assets, voting or redemption senior to or on a parity with the Series Preferred Stock or any series thereof; or

(i) Amend, repeal or waive any provision of the Corporation’s Certificate of Incorporation, as amended, or its by-laws; or

(j) Effect any public offering other than a Series A Public Offering or Series B Public Offering; or

(k) Declare or pay a dividend on any outstanding shares of capital stock; or

(l) Increase or decrease the size of the Board of Directors; or

(m) Engage in any line of business other than that engaged in by the Corporation on the date of the first sale of the Series B Preferred Stock; or

(n) Enter into any agreement to sell, lease, transfer or otherwise dispose of any material assets of the Corporation, including the license of any intellectual property of the Corporation; or

(o) Redeem or acquire any equity securities of the Corporation other than repurchases from employees, directors and consultants pursuant to agreements where the Corporation has the option of repurchase upon the occurrence of certain events, such as termination of employment; or

(p) Enter into any material related party transactions except as approved by the Board of Directors; or

(q) Enter into an agreement to acquire stock or assets of any other entity, or acquire the stock or assets of any other entity; or

(r) Form any subsidiary, joint venture or similar business entity or make loans to any such entity.

ARTICLE 5

The Corporation is to have perpetual existence.

ARTICLE 6

In furtherance and not in limitation of the powers conferred by statute, but subject to the provisions set forth in Article 4, Section 8 hereof, the Board of Directors, in addition to the holders of the Common Stock and the Series Preferred Stock (on an as-converted basis), is expressly authorized to make, alter or repeal the bylaws of the Corporation.

As permitted by Section 242(b)(2) of the Code, the number of authorized shares of Common Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority in voting power of the stock of the Corporation entitled to vote on an as converted to Common Stock basis, voting together as a single class (including the holders of at least 67% of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class), without the approval of the holders of the Common Stock voting as a separate class.

ARTICLE 7

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE 9

(a) The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

(b) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or, (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article 9, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

(c) Neither any amendment nor repeal of this Article 9, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 9, shall eliminate or reduce the effect of this Article 9 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 10

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the bylaws of the Corporation.

ARTICLE 11

Subject to the terms hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained herein, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 12

Pursuant to Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its subsidiaries in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Series Preferred Stock or their affiliates (including, without limitation, any representative or affiliate of such holders of Series Preferred Stock serving on the Board of Directors or the board of directors or other governing body of any subsidiary of the Corporation (a “Governing Board”) (collectively, the “Series Parties”). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (i) acknowledges that the Series Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (ii) agrees that the Series Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of a Series Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Series Party serving on or observing at meetings of any Governing Board or otherwise, no Series Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Series Party. Without limitation of the foregoing, each Series Party may engage in or possess any interest in Other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Series Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Series Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Series Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article 12 in no way limit any applicable duties of the Series Parties with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty to not disclose or use such proprietary information improperly and except as expressly set forth herein in no way limit any fiduciary or other duty of any Series Party. Nothing contained in this Article 12 shall in any way expand any fiduciary or other duty of any Series Party beyond such duties as may be imposed under the DGCL.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation this 16th day of February, 2006.

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean C. McDonald
Title:	President and CEO

[Signature page to Third Amended and Restated Certificate of Incorporation]

Certificate of Amendment

of

Third Amended and Restated Certificate of Incorporation

of

Precision Therapeutics, Inc.

Precision Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted the following resolution at a duly called meeting of the Board of Directors:

“RESOLVED, that pursuant to the General Corporation Law of the State of Delaware, an amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby authorized and approved” such that

“The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article 4., Section A.1 as follows:

“A. CLASSES OF STOCK.

1. Authorized Capital. The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be 93,670,716 shares, consisting of (a) 55,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (b) 38,670,716 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 15,591,767 shares shall be designated Series A1 Preferred Stock (the “Series A1 Preferred Stock”) and 4,669,858 shares shall be designated Series A3 Preferred Stock (the “Series A3 Preferred Stock,” and together with the Series A1 Preferred Stock, the “Series A Preferred Stock”), and of which 18,409,091 shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Series Preferred Stock”).”

SECOND: That such amendment has been consented to and authorized by (i) a majority of the holders of all of the issued and outstanding stock of the Corporation entitled to vote thereon by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and the Corporation’s By-Laws; (ii) holders of greater than 67% of all of the issued and outstanding Preferred Stock of the Corporation entitled to vote thereon by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and the Corporation’s By-Laws; and (iii) the Board of Directors of the Corporation.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, Sean C. McDonald, has made this Certificate of Amendment and has signed as the President and Chief Executive Officer of Precision Therapeutics, Inc. this 29th day of December, 2006.

PRECISION THERAPEUTICS, INC.

/s/ Sean C. McDonald
Name: Sean C. McDonald
Title: President and Chief Executive Officer